Exhibit 12

                              The Gillette Company

                       Ratio of Earnings to Fixed Charges
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

Dollars in millions
                                                                     2002           2001        2000          1999        1998
                                                                   -------        -------     --------      --------    --------
Earnings:
       Income from continuing operations before income taxes       $ 1,752          1,342        1,288        1,912        1,656
       Interest expense                                                 84            145          223          136           94
       Interest portion of rental expense                               43             31           25           20           17
       Amortization of capitalized interest                             10              9            6            5            4
                                                                   --------      ---------    --------     --------     --------
       Earnings available for fixed charges                        $ 1,889          1,527        1,542        2,073        1,771
                                                                   ========      =========    ========     ========     ========

Fixed Charges:
       Interest expense                                            $    84            145          223          136           94
       Interest capitalized                                              4             11           23           13           18
       Interest portion of rental expense                               43             31           25           20           17
                                                                   --------      ---------    --------     --------     --------
       Total fixed charges                                         $   131            187          271          169          129
                                                                   ========      =========    ========     ========     ========


Ratio of Earnings to Fixed Charges                                    14.5            8.2          5.7         12.3         13.7
                                                                   ========      =========    ========     ========     ========
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